EXHIBIT 10(b)

COMPUTER ASSOCIATES
Software superior by design.

Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, NY 11788-7000
1-516-DIAL CAI (342-5224)
FAX 1-516-DIAL FAX (342-5329)

Monday, June 30, 1997

Mr. Marty Kittrell
President and Chief Financial Officer
Exide Electronics
8609 Six Forks Road
Raleigh, North Carolina 27615


Dear Marty:

This letter, when executed and returned by you to CA, will amend the existing license agreement (#0329607) between Exide Electronics and Computer Associates International, Inc. with an Effective Date of June 30, 1997. In return for Exide's payment of the fees outlined below, CA shall upgrade Exide's CA licenses to include generally available CA products for use on a worldwide basis without any restriction to MIPS, location or size of CPU. These products may be used only for Exides's internal data processing needs and not to provide data processing services to non-Exide companies. These fees are inclusive of Usage and Maintenance Fees through June 29, 2003. After the term of this Agreement, Exide shall be deemed to have a prepaid license for all CA products deployed during the term of this Agreement. Exide may elect to then receive maintenance on any or all of these CA licenses by paying the then current CA maintenance fee for each product.

The fees due by Exide Electronics under this upgrade total $46,000,000 and are payable as follows:


     PAYMENT #                  DUE DATE                AMOUNT DUE

        #1                    June 30, 1998            $ 4,000,000
        #2                    June 30, 1999            $ 6,000,000
        #3                    June 30, 2000            $ 8,000,000
        #4                    June 30, 2001            $ 8,000,000
        #5                    June 30, 2002            $10,000,000
        #6                    June 30, 2003            $10,000,000


Any maintenance invoices paid within the last 12 months by Exide Electronics will be amortized on a flat line basis and have any "unearned" portions applied as a credit against the first invoice due under this Agreement.

If Exide Electronics agrees to this upgrade, please sign your concurrence below as I know both of our companies are eager to begin implementation of this significant Agreement.

Very Truly Yours'                            Exide Accepts This Upgrade
/s/RICHARD P. CHIARELLO                      /s/MARTY KITTRELL
Richard P. Chiarello                         Marty Kittrell
Senior Vice President, North                 Vice President & Chief Financial
  American Sales                               Officer
Computer Associates International, Inc.      Exide Electronics


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Computer Associates
Software Superior by design

Computer Associates International, Inc.
711 Stewart Avenue
Garden City, NY 11530-4787
516-227-3300
FAX 516-229-4092

                               LICENSE AGREEMENT

This License Agreement between Exide Electronics, The Forum II, 8521 Six Forks Road ("Licensee") located at Raleigh, North Carolina 27615 and Computer Associates International, Inc. ("CA") covers Program Products to be licensed by Licensee pursuant to Order Forms which may be submitted and accepted from time to time.

When CA accepts an Order Form, Licensee will have subject to the terms and conditions of this Agreement, a nontransferable and nonexclusive license to use the Program Product(s), optional features, if any, and related-materials (collectively the "Licensed Program") described in the Order Forms(s) referencing this Agreement. This Agreement applies to all program code, documentation, training materials, and enhancements embodying or related to the Licensed Program and any subsequent versions or releases of the Licensed Program which may be delivered to Licensee and the definition of Licensed Program includes all such code, documentation, materials and enhancements.

USE OF LICENSED PROGRAM

This Agreement authorizes Licensee to use the Licensed Program(s), covered by Order Form(s) accepted by CA, only with the Designated CPU(s) of Licensee at the installation site of Licensee identified on the Order Form and only for the internal operations of Licensee and for the processing of its own data.

TITLE, CONFIDENTIALITY AND RESTRICTIONS

Title to the Licensed Program remains with CA, and the Licensed Program is a trade secret and the proprietary property of CA. Licensee and its employees will keep the Licensed Program strictly confidential, and Licensee will not disclose or otherwise distribute the Licensed Program to anyone other than Licensee's authorized employees. Licensee will not remove or destroy any proprietary markings of CA. Licensee will not permit anyone except its authorized employees to have access to the Licensed Program. Except for archive purposes, Licensee will not make or permit others to make copies of or reproduce any part of the Licensed Program in any form without the prior written consent of CA. In no event will Licensee decompile, disassemble or otherwise reverse engineer any Licensed Program.

If Licensee moves its computer installation, the Licensed Program can be transferred to Licensee's new location for use on the Designated CPU(s) without a relocation charge to Licensee, but Licensee must give prior written notice to CA of such move and confirm to CA that the old computer installation has been closed. If Licensee desires, subject to obtaining CA's prior written consent, to operate the Licensed Program subsequent to a change of control of Licensee or other than with the Designated CPU(s) or other than at Licensee's installation site identified on the Order Form. Licensee will be required to pay CA the then applicable upgrade, supplemental, transfer and replacement fees of CA. In no event can the Licensed Program be transferred outside of country boundaries.

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If this Agreement should terminate for any reason, Licensee shall certify in writing to CA that all copies or partial copies of the Licensed Program have been either returned to CA or otherwise destroyed and deleted from any computer libraries or storage devices and are no longer in use by Licensee.

ENTIRE AGREEMENT AND MODIFICATIONS

This Agreement, including the reverse side of this Agreement, the Order Form(s) and any other exhibits attached to this Agreement represents the entire agreement between CA and Licensee with respect to the Licensed Program, and CA and Licensee agree that all other agreements, proposals, purchase orders, representations and other understandings concerning the Licensed Program, whether oral or written, between the parties are superseded in their entirety by this Agreement. No alteration or modifications of this Agreement will be valid unless made in writing and signed by the parties. No attachment, supplement or exhibit to this Agreement shall be valid unless initialed by an authorized signatory of CA.


             (See Reverse Side For Additional Important Provisions)



COMPUTER ASSOCIATES INTERNATIONAL, INC.      LICENSEE:
By:/s/COLLEEN M. DIEMER                      By:/s/JOHN JALOT
   (Authorized Signature)                       (Authorized Signature)
Colleen M. Diemer, Sales Acctg. Div. Mgr.    John Jalot
   (Name of Person Signing)                     (Name of Person Signing)
December 30, 1992
   (Date)                                       (Title)
3 29607                                      December 30, 1992
   (License Agreement No.)                      (Date)


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LIMITED WARRANTY

CA warrants that it can grant the license described in this Agreement and the Order Form(s) and CA will defend or, at its option, settle any action at law against Licensee based upon a claim that Licensee's use of the Licensed Program in accordance with this Agreement infringes any patent, copyright or other intellectual property right of any third party. CA also represents that the Licensed Program will operate according to the specifications published by CA for the Licensed Program. If it is determined that the Licensed Program does not operate according to specifications, CA's only responsibility will be to use its best efforts, consistent with industry standards, to cure the defect.

Any warranties made by CA (other than that of noninfringement) will extend and be in effect only for the period that Licensee is entitled to use the Licensed Program and for which Licensee shall have paid the Usage and Maintenance Fee, if applicable. With respect to hardware and equipment supplied by CA, CA will, upon request, assign to Licensee any warranties which may be made by the original manufacturer of such hardware equipment.

In the event that Licensee makes any changes or modifications to the Licensed Program, Licensee agrees that such changes and modifications shall be the property of CA, unless CA shall have given its prior written consent to the contrary. Furthermore, any such changes or modifications made by Licensee to a Licensed Program will mean that the foregoing limited warranty of CA with respect to such Licensed Program shall no longer apply, and CA shall have the right to charge Licensee for additional support services at CA's then prevailing service rate, but CA shall have no obligation to provide such services.

WARRANTY AND LIABILITY LIMITATIONS

EXCEPT AS SET FORTH ABOVE, NO OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE MADE BY CA AND CA MAKES NO WARRANTIES WITH RESPECT TO ANY HARDWARE EQUIPMENT WHICH CA MAY SUPPLY TOGETHER WITH THE LICENSED PROGRAM OR FOR THE IMPLEMENTATION THEREOF. IN NO EVENT WILL CA BE LIABLE TO LICENSEE OR ANY OTHER PARTY FOR ANY LOSS, INCLUDING TIME, MONEY, GOODWILL AND CONSEQUENTIAL DAMAGES, WHICH MAY ARISE FROM THE USE, OPERATION OR MODIFICATION OF THE LICENSED PROGRAM.

DISASTER RECOVERY

In the event that Licensee certifies in writing to CA that it has a bona fide disaster recovery plan with respect to the computer software programs used in its operations, Licensee may make one copy of the Licensed Program for archival purposes and use such archival copy on a CPU other than the Designated CPU or at an installation site other than that identified on the Order Form, such other CPU or installation site to be owned or controlled by Licensee. The use of such archival copy shall be limited (a) for the purpose of conducting limited testing of the disaster recovery plan's procedures and effectiveness (which testing shall not exceed one week in any three month period) and (b) during any period subsequent to the occurrence of an actual disaster during which the Licensee cannot operate the Licensed Program on the Designated CPU or at the installation site identified on the Order Form. Licensee agrees to furnish such further documentation with respect to its disaster recovery plan and procedures as CA may request from time to time.

ASSIGNMENT

Licensee may not assign this Agreement, the use of any Licensed Program or its rights and obligations under this Agreement without the prior written consent of CA. CA, however, may assign this Agreement to any third party, provided that such party assumes the obligations of CA under this Agreement. CA may also assign its right to payment under this Agreement or grant a security interest in this Agreement or such payment right to any third party without requiring that such third party be liable for the obligations of CA under this Agreement.

ESCROW OF SOURCE CODE

CA has deposited a copy of the source code of the Licensed Program with Mendelsohn, Kary, Bell & Natoli, 656 Fifth Avenue, New York, N.Y. 10103. Such source code will be updated with each new release of the Licensed Program which will also be deposited with the escrow agent. Such copies of the source code will be held in escrow and in the event of a final adjudication of CA as bankrupt, Licensee will, upon payment of the duplication cost and other handling charges of the escrow agent, be entitled to obtain a copy of such source code from the escrow agent. Licensee will, however, only use such copy of the source code internally to support the Licensed Program. The escrow agent's only responsibility will be to use its good faith efforts to cause a copy of the source code, in the form as delivered by CA, to be delivered to Licensee at the appropriate time.

TAXES AND DUTIES

The amounts set forth on any Order Form are exclusive of any tariffs, duties or taxes imposed or levied by any government or governmental agency including, without limitation, federal, state and local sales, use, value added and personal property taxes, and Licensee agrees to pay any such tariffs, duties or taxes (other than franchise and income taxes for which CA is responsible) upon presentation of invoices by CA. Any claimed exemption from such tariffs, duties or taxes must be supported by proper documentary evidence delivered to CA.

BREACH AND TERMINATION

If Licensee breaches any term of this Agreement or any Order Form or fails to pay when due any valid invoice rendered by CA, or if the Licensee becomes insolvent or if bankruptcy or receivership proceedings are initiated by or against Licensee, CA shall have the right to terminate this Agreement immediately and, in addition to all other rights of CA, all amounts which would have become due and payable under this Agreement and any Order Form will immediately become due and payable to CA. Any invoice which is unpaid by Licensee when due shall be subject to an interest charge of 2% per month or part thereof plus such late payment charge as CA may reasonably require to cover its additional costs of administration and collection.